Exhibit 10.43

March 11, 2005

United Air Lines, Inc.
Attention: General Counsel

I hereby agree to an additional 11% reduction in my Base Salary plus I elect to take an additional 4% temporary reduction in my Base Salary as defined in my Employment Agreement with United dated September 5, 2002 and as amended on December 8, 2002 and February 17, 2003 ("Agreement") from $712,500 to $605,625 effective January 1, 2005. The temporary reduction will be cancelled upon my election. I understand and agree that this is not an amendment to the Agreement and, for this purpose only, I agree to waive Board approval of the reduction as required by the following provision in Section 3.b. of the Agreement.

Base salary shall not thereafter during the term of this Agreement be decreased unless such reduction (i) is approved by the Board in accordance with the standards set forth in the UAL Restated Certificate of Incorporation, and (ii) is applied on a proportionally similar and no less favorable basis to Executive than to substantially all other management employees of United. In all other respects, the provisions of the Agreement remain unchanged and in full force and effect.

Sincerely,

/s/ Glenn F. Tilton
Glenn F. Tilton
President, Chairman and CEO

Agreed and Confirmed this 11th day
Of March, 2005

UAL CORPORATION	UNITED AIR LINES, INC.

By: /s/ Paul R. Lovejoy	By: /s/ Paul R. Lovejoy
Title: Senior Vice President,	Title: Senior Vice President,
General Counsel and Secretary	General Counsel and Secretary